Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Lisa A. Indest
Exec. V.P., CFO	Vice President of Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, April 8, 2010

GLIMCHER COMPLETES REFINANCING OF 2010 MORTGAGE DEBT MATURITIES

– Financing for The Mall at Johnson City completed –

COLUMBUS, Ohio—April 8, 2010—Glimcher Realty Trust (NYSE: GRT) announced today that it recently closed on a  ten-year, $55.0 million mortgage loan secured by The Mall at Johnson City located in Johnson City, Tennessee.  The new loan has a fixed interest rate of 6.76% and was originated by Goldman Sachs Commercial Mortgage Capital, L.P.  The loan is structured to be sold into the CMBS market.  Loan proceeds are being used to retire $37.2 million of secured mortgage debt, previously encumbering the mall, which bore interest at 8.37% per annum with the remainder of the loan proceeds to be used to reduce outstanding borrowings on the company’s credit facility.

“The recent reemergence of the CMBS market is a real positive for the commercial real estate industry and for Glimcher.  We have been able to secure attractively priced capital through our recent financings and have now addressed all of our 2010 debt maturities,” stated Mark E. Yale, Executive Vice President and CFO of Glimcher.  “We are pleased with the completion of another step forward in our plan to improve our capital structure,” added Mr. Yale.

About Glimcher Realty Trust:

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers, as well as community centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® is a registered trademark of Glimcher Realty Trust.

Forward Looking Statements:

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.